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PRICING SUPPLEMENT NO. 10 DATED                          Filed Pursuant to
DECEMBER 21, 2000 TO PROSPECTUS DATED                    Rule 424(b)(5)
NOVEMBER 9, 2000, AS AMENDED BY PROSPECTUS               File No. 333-47464
SUPPLEMENT DATED DECEMBER 15, 2000


                           CMS ENERGY CORPORATION

     General Term Notes (servicemark of J.W. Korth & Company), Series F
                 Due 9 Months to 25 Years from date of issue

             Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated November 9, 2000, as amended by the Additional Agent Prospectus Supplements dated December 15, 2000.

Aggregate Principal Amount:        $1,388,000.00
Original Issue Date
  (Settlement Date):               December 27, 2000
Stated Maturity Date:              December 15, 2005
Issue Price to Public:             100.00% of Principal Amount
Interest Rate:                     8.000% Per Annum
Interest Payment Dates:            January 15 and Monthly
                                   Thereafter Commencing
                                   January 15, 2001

Survivor's Option:                 [ X ] Yes      [  ] No
Optional Redemption:               [ X ] Yes      [  ] No

Initial Redemption Date:           December 15, 2002
Redemption Price:                  100%

                                   Principal Amount of Notes
             Agent                 Solicited by Each Agent

First of Michigan Corporation      $  313,000.00
Prudential Securities Incorporated             $  111,000.00
J.J.B. Hilliard, W.L. Lyons, Inc   $  424,000.00
Raymond James & Associates, Inc    $  190,000.00
J.W. Korth & Company               $  350,000.00
             Total                 $1,388,000.00

                                   Per Note Sold by
                                   Agents To Public         Total

Issue Price:                       $    1,000.00       $ 1,388,000.00
Agent's Discount or Commission:    $        6.00       $     8,328.00
Maximum Dealer's Discount or
  Selling Concession:              $       15.50       $    21,514.00
Proceeds to the Company:           $      978.50       $ 1,358,158.00

CUSIP Number:  12589Q5T9